The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)

Registration No. 333-172525

SUBJECT TO COMPLETION, DATED MAY 1, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated April 15, 2011)

4,000,000 Shares

TriMas Corporation

Common Stock

We are offering 4,000,000 shares of our common stock. We will receive all of the net proceeds from the sale of such common stock.

Our common stock is listed on the NASDAQ Global Select MarketSM and trades under the ticker symbol “TRS.” On April 30, 2012, the last reported sale price of our common stock on the NASDAQ Global Select MarketSM was $22.01 per share.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to the Company, before expenses	$	$

We have granted the underwriters an option to purchase up to an additional 600,000 shares from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $             and the total proceeds, before expenses, to us will be $            .

Investing in our common stock involves certain risks. See “Risk Factors” on page S-11 of this prospectus supplement, “Risk Factors” beginning on page 3 of the accompanying prospectus and the “Risk Factors” section beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under “Underwriting (Conflicts of Interest).” Delivery of the shares of common stock will be made on or about May     , 2012.

Joint Bookrunners

Deutsche Bank Securities	Goldman, Sachs & Co.

Co-Managers

KeyBanc Capital Markets	Roth Capital Partners

The date of this prospectus supplement is             , 2012.

You should read this prospectus supplement and the documents incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See “Information Incorporated by Reference” on page S-25. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement does not extend to you. You should rely only on the information provided in this prospectus supplement, documents incorporated by reference in this prospectus supplement and any related “free writing prospectus”. We have not authorized anyone to provide you with different information.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context otherwise requires, the terms “TriMas,” “the Company,” “we,” “us” and “our” refer to TriMas Corporation and its subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the accompanying prospectus, provides more general information about us and our common stock. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent information in this prospectus supplement conflicts with information in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus and any related “free writing prospectus”. None of the Company or the underwriters has authorized anyone to provide information different from that contained in, incorporated or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus.

The information in this document may only be accurate on the date of the document. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and any documents we incorporate by reference herein may contain forward-looking statements (as that term is defined by the federal securities laws) about our financial condition, results of operations and business. You can find many of these statements by looking for words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and similar words used in this prospectus supplement.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus supplement.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in the prospectus supplement or any documents we incorporate by reference herein or therein. These cautionary statements qualify all forward-looking statements attributed to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.

Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this prospectus supplement include general economic conditions in the markets in which we operate, industry-related factors and offering-related factors such as:

•

Our businesses depend upon general economic conditions and we serve some customers in highly cyclical industries; as such we are subject to the loss of sales and margins due to an economic downturn or recession;

•	Many of the markets we serve are highly competitive, which could limit the volume of products that we sell and reduce our operating margins;

•	Increases in our raw material or energy costs or the loss of critical suppliers could adversely affect our profitability and other financial results;

•	We may be unable to successfully implement our business strategies. Our ability to realize our business strategies may be limited;

•

Our products are typically highly engineered or customer driven and we are subject to risks associated with changing technology and manufacturing techniques that could place us at a competitive disadvantage;

•	We depend on the services of key individuals and relationships, the loss of which could materially harm us;

•	We have substantial debt and interest payment requirements that may restrict our future operations and impair our ability to meet our obligations;

•	Restrictions in our debt instruments and accounts receivable facility limit our ability to take certain actions and breaches thereof could impair our liquidity;

•	We have significant goodwill and intangible assets, and future impairment of our goodwill and intangible assets could have a material negative impact on our financial results;

•	We have a history of net losses;

•	We may face liability associated with the use of products for which patent ownership or other intellectual property rights are claimed;

•	We may be unable to adequately protect our intellectual property;

•	We may incur material losses and costs as a result of product liability, recall and warranty claims that may be brought against us;

•	Our business may be materially and adversely affected by compliance obligations and liabilities under environmental laws and regulations;

•

Our growth strategy includes the impact of acquisitions. If we are unable to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of our acquisitions, we may be adversely affected;

•	Our borrowing costs may be impacted by our credit ratings developed by various rating agencies;

•	We have significant operating lease obligations and our failure to meet those obligations could adversely affect our financial condition;

•	We may be subject to further unionization and work stoppages at our facilities or our customers may be subject to work stoppages, which could seriously impact the profitability of our business;

•	Our healthcare costs for active employees and future retirees may exceed our projections and may negatively affect our financial results;

•	A growing portion of our sales may be derived from international sources, which exposes us to certain risks which may adversely affect our financial results and impact our ability to service debt;

•	Our stock price may be subject to significant volatility due to our own results or market trends;

•

Prior to this offering, Heartland Industrial Partners owns approximately 15.0% of our voting common equity and, thus, has the power to influence all matters submitted to our stockholders and all decisions to enter into any corporate transaction and any transaction that requires the approval of stockholders, regardless of whether other stockholders believe that any such transactions are in their own best interests;

•	We are party to certain transactions with Heartland Industrial Partners and its affiliates which may continue in the future;

•	Provisions of Delaware law, our certificate of incorporation and by-laws, could delay or prevent a change in control of our company, which could adversely impact the value of our common stock;

•	We have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock;

•	Management will have broad discretion as to the use of proceeds from this offering, and we may use the proceeds in ways that you and other stockholders may not approve; and

•	Your stock ownership may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary should be read together with the information contained in or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the offering of our common stock. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully our common stock as well as other considerations that are important to you in making a decision to invest in our common stock. You should pay special attention to the “Risk Factors” section beginning on page S-11 of this prospectus supplement, the “Risk Factors” section beginning on page 3 of the accompanying prospectus and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2011 to determine whether an investment in our common stock is appropriate for you. This prospectus supplement and the accompanying prospectus include forward-looking statements that involve risks and uncertainties.

The Company

We are a global manufacturer and distributor of products for industrial, commercial, and consumer end markets. Most of our businesses share important characteristics, including: leading market positions, strong brand names, broad product offerings, established distribution networks, strong customer relationships with limited concentration, relatively high operating margins, and relatively low capital investment requirements. We believe that a majority of our 2011 net sales were in markets in which our products enjoy the number one or number two market position within their respective product categories. Our leadership position across most of these markets provides numerous growth opportunities, including: product and geographic expansion and strategic acquisitions.

We use a common operating model amongst all of our businesses. The TriMas Operating Model is the framework that provides commonality and consistency across our businesses, wherever possible given the diverse nature of our businesses, and drives how we plan, budget, measure, review, incent and reward our people. It provides the foundation for determining our priorities, executing our growth and productivity initiatives and allocating capital.

We operate through six reportable segments which had net sales and operating profit for the year ended December 31, 2011 as follows: Packaging (net sales: $185.2 million; operating profit: $48.1 million), Energy (net sales: $166.8 million; operating profit: $19.7 million), Aerospace & Defense (net sales: $78.6 million; operating profit: $18.6 million), Engineered Components (net sales: $175.4 million; operating profit: $27.6 million), Cequent Asia Pacific (net sales: $94.3 million; operating profit: $13.9 million) and Cequent North America (net sales: $383.7 million; operating profit: $32.7 million).

Each reportable segment has distinctive products, some of which are described below.

Packaging

We believe Packaging is a leading designer, manufacturer and distributor of specialty, highly-engineered closure and dispensing systems for a range of end markets, including steel and plastic industrial and consumer packaging applications. Packaging manufactures high-performance, value-added products that are designed to enhance its customers’ ability to store, transport, process and dispense various products for the industrial, agricultural, food, beverage, personal care, pharmaceutical, nutraceutical and medical markets. Packaging’s products include steel and plastic closure caps, drum enclosures, rings and levers, and specialty plastic closure and dispensing systems, such as pumps, foamers and specialty sprayers. We acquired Innovative Molding in August 2011, which expanded our specialty plastic closures business, and 70% of Arminak & Associates in February 2012, enhancing our product scope in packaging solutions for cosmetics, personal care, beauty aids and household product markets.

Our Packaging brands, which include Rieke®, Englass®, Rieke® Italia, Stolz®, Innovative Molding™ and Arminak & Associates® are well established and recognized in their respective markets. With a more than 90 year operating history, Packaging has a long history of product innovation and we believe that our research and development capabilities provide us with a sustainable competitive advantage relative to our competitors.

Energy

We believe Energy is a leading manufacturer and distributor of a full suite of metallic and non-metallic gaskets, as well as various types of bolts, industrial fasteners and specialty products for the petroleum refining, petrochemical, oil field and industrial markets. Our companies and brands which comprise this segment include Lamons® and South Texas Bolt & Fitting (“STBF”). With operations principally in North America and newer locations in Europe and Asia, Lamons® supplies gaskets and complementary fasteners to both industrial original equipment manufacturers and maintenance repair operations. We acquired STBF in October 2010, which is a Houston-based customized bolt manufacturer.

Aerospace & Defense

We believe Aerospace & Defense is a leading designer and manufacturer of a diverse range of products for use in focused markets within the aerospace and defense industries. This segment’s products include aerospace fasteners and military munitions components to serve aircraft and weapons platforms. In general, these products are highly-engineered, customer-specific items that are sold into focused markets with few competitors. Aerospace & Defense’s brands include Monogram Aerospace Fasteners™ and NI Industries™ which are well established and recognized in their markets.

Engineered Components

We believe Engineered Components is a leading designer, manufacturer and distributor of a variety of natural gas engines and parts, compressors, gas production equipment and chemical pumps engineered for well sites for the oil and gas industry, as well as high-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gases. In general, these products are highly-engineered and customized items that are sold into focused markets with few competitors. Engineered Components’ brands include Arrow® Engine and Norris Cylinder™ which are well established and recognized in their respective markets.

Cequent Asia Pacific and Cequent North America

We believe Cequent, which includes our Cequent Asia Pacific and Cequent North America reportable segments, is a leading designer, manufacturer and distributor of a wide variety of high quality, custom-engineered towing and trailer products including trailer wiring, lighting, braking, jacks, couplers, winches and cargo management. These products, which are similar for both Cequent Asia Pacific and Cequent North America, are designed to support all original equipment manufacturers (OEM) and aftermarket customers within the automotive, recreational, agricultural, utility, military, marine and industrial vehicle and trailer markets. We believe that Cequent’s brand names and product lines are among the most recognized and extensive in the industry.

While Cequent Asia Pacific focuses its sales and manufacturing efforts in the Asia Pacific region of the world and most recently South Africa, Cequent North America is focused on North American markets. Cequent North America consists of two businesses: Cequent Performance Products (“CPP”), a leading manufacturer of aftermarket and OEM towing and trailer products and accessories, and

Cequent Consumer Products (“CCP”), a leading provider of towing, trailer, vehicle protection and cargo management solutions serving the end-user through the retail customer market. Our brands include Fulton®, Bulldog®, Tekonsha®, Bargman®, Wesbar®, Hayman-Reese™, Draw-Tite®, Reese®, Hidden Hitch®, Reese® Towpower™, Highland, ROLA®, Reese® CarryPower™, Reese Outfitter®, The Pro Series™ and Tow Ready™.

Our Strengths

We believe our competitive strengths include:

Leading Market Positions, Global Presence with Strong Brand Names

We believe that we maintain a leading market position in each of our segments and that we offer some of the most established high-quality brands and premier service capabilities within our addressable markets. Many of our companies and brands have over 50 years of history in the markets we serve and benefit significantly from customer recognition and brand loyalty. We’ve established global platforms to broaden our international reach which provides a competitive advantage in serving many of our largest customers. In addition, we’ve developed an extensive distribution network which includes company owned and third party channels. Our in-house highly trained sales force works directly with our global network of distributors to ensure we provide a consistent level of high-quality service and develop detailed insight regarding customer trends and preferences.

Diverse Product Offering with Well Established Customer Relationships

We sell our products to a wide range of end-users across a broad spectrum of end markets, most of which we believe possess strong and sustainable long-term growth characteristics. Our principal end markets include aerospace and defense, industrial manufacturing, oil and gas, consumer-oriented specialty dispensing packaging, and the automotive installer and retailer aftermarkets. We believe we have limited customer concentration, as no individual products or product families comprise more than 10% of our net sales, which provides us with a degree of protection against a downturn in any specific end-market. Furthermore, a significant portion of our products represent highly-engineered, customized solutions, which we believe positions our businesses to achieve favorable pricing and establish preferred supplier relationships.

Strong Product Innovation and Value Engineering Capabilities

We believe that our research and development capabilities and new product focus is a competitive advantage as we continue to deliver complete solutions to address customer needs. Many of our businesses have established themselves as product innovators in their respective markets. Our emphasis on new product innovation has yielded numerous issued and enforceable patents, with many other patent applications pending. We believe that our innovative product solutions have enabled us to meet evolving customer needs, expand our relationships with current customers and attract new customers in a variety of end markets. In addition, we have extensive manufacturing engineering capabilities, allowing us to continuously improve quality, reliability, efficiency and reduce overall manufacturing costs.

Strong Operating Cash Flow Generation and History of Deleveraging

Our business model allows us to generate significant operating cash flow due to our strong operating margins, efficient working capital management and disciplined approach to capital expenditures. During the three year period from 2009 through 2011, we generated approximately $274 million of net cash provided by operating activities and reduced our long-term debt by approximately $140 million. Given our strong operating cash flow and earnings growth, we remain focused on reducing our leverage providing the flexibility to pursue future organic and inorganic growth initiatives.

Experienced Management Team with a Proven Track Record of Success

Our management team has been led by David Wathen, President and Chief Executive Officer since joining our Company in January 2009. Mr. Wathen brings over three decades of industrial manufacturing experience, most recently as President and Chief Executive Officer of the North American Operations of Balfour Beatty, Inc. in addition to senior leadership positions at several premier industrial companies including Eaton, Allied Signal, Emerson Electric and General Electric. Furthermore, our Chief Financial Officer, A. Mark Zeffiro, joined TriMas in June 2008 and brings over twenty years of financial leadership experience, most recently at Black & Decker and previously with General Electric. We believe the overall talent level within our organization is a competitive strength, and we have added a number of highly experienced key managers across our platforms over the past several years. Our management team is consistently focused on implementing continuous operating improvements and actively reviewing strategic plans and capital allocation processes across our businesses, effectively balancing current performance while remaining focused on growth potential.

Our Strategy

Guided by our experienced management team, we strive to create shareholder value by seeking to deliver sales and earnings growth, continuous productivity and asset efficiency improvements and development of a talented workforce. We believe this focus will result in high levels of financial performance and cash flow generation, which we intend to redeploy to pursue the following strategies:

•

Continue Product Innovation. We believe that we have a successful history of developing innovative products by working closely with our customers to identify new applications and opportunities. Product development and expanded market and product line offerings will continue to drive organic growth initiatives. We have a significant number of new product initiatives, including the intelligent bolt (allowing the clamp load of a bolted joint to be monitored), the next generation Composi-Lok® (offering weight reduction with a flush break upon installation) and the vapor and recovery system (improving efficiency and durability of oil and gas compression products). Future success in our business segments is characterized by the ability to continuously improve features and functions and thereby command premium prices and maintain strong market share positions.

•

Pursue Growth Opportunities in New Products and International Expansion. We are focused on several organic growth initiatives across our businesses to support increased revenue and profitability. These initiatives include launching new products in growing end markets, expanding geographically and cross-selling existing products, services and capabilities. Additionally, we employ an internal sales force and use third-party agents and distributors in key geographic markets, including Europe, South America and Asia. Our businesses rely upon strong historical relationships, custom engineering capability, significant brand recognition, broad product offerings, and expansive distribution capabilities.

•

Pursue Strategic Acquisitions on a Disciplined Basis. We believe that our businesses have significant opportunities to grow through disciplined, strategic acquisitions. We typically seek “bolt-on” acquisitions, in which we would acquire another industry participant or product line within our existing industries in order to enhance the strengths of our core businesses. Our acquisition criteria generally consist of transactions that include the following characteristics: supplement existing product lines, gain access to additional distribution channels, expand geographic footprint, and achieve scale and cost efficiencies. We actively review potential acquisition candidates and believe there will be numerous opportunities to add to our portfolio in some of our higher growth and higher margin segments.

•

Commitment to On-Going Productivity Improvements. After successfully executing an extensive Profit Improvement Plan in 2009, which included restructing several of our businesses, we have launched an ongoing target to drive 3-5% total gross cost productivity gains annually and to utilize savings to fund growth. We continue to reduce fixed costs and improve productivity and flexibility throughout each business to achieve this objective. Our initiatives have included, and will continue to include, projects related to lean productivity initiatives, improvements in manufacturing processes, facility and operational rationalization, improved supply chain management and consolidation to best-in-class low-cost providers, rationalization of manufacturing footprint into lower-cost countries and outsourcing initiatives.

Recent Developments

In February 2012, we acquired 70% of the outstanding equity of Arminak & Associates, LLC (“Arminak”) for $67 million. The agreement provides us an option to purchase, and Arminak an option to sell, Arminak’s remaining 30% interest in the company. Arminak is a leader in the design, manufacture and supply of foamers, lotion pumps, fine mist sprayers and other packaging solutions for the cosmetic, personal care, beauty aids and household product markets. We believe that this acquisition is consistent with our stated target of growth in packaging and provides opportunities for additional synergies.

Our Executive Offices and Structure

TriMas Corporation is a Delaware corporation. Our principal executive offices are located at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. Our telephone number is (248) 631-5450. Our web site address is www.trimascorp.com. Information contained on our web site is not a part of this prospectus supplement or the accompanying prospectus.

TriMas Corporation is a holding company with no material assets of its own other than 100% of the capital stock of an intermediate holding company, TriMas Company LLC. TriMas Company LLC directly or indirectly owns our domestic and foreign operating subsidiaries, which represent the primary source of all of our revenues and the primary owners of all of our material assets. All of our senior credit facility and public debt are issued or guaranteed by TriMas Corporation, TriMas Company LLC and our domestic subsidiaries (other than our receivables financing subsidiary).

As of December 31, 2011, we employed approximately 4,100 people, of whom approximately 23% were unionized and approximately 40% were located outside the U.S. We currently have collective bargaining agreements covering five facilities worldwide for our continuing operations, three of which are in the United States. Employee relations have generally been satisfactory. Our previous precision tool cutting and specialty fittings lines of business, both of which were sold in December 2011, were subject to collective bargaining agreements.

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds from this offering may be used to repay indebtedness, including indebtedness under our revolving credit facility, our accounts receivable facility and redemption of some of our senior secured notes. Because certain affiliates of the underwriters are lenders under our revolving credit facility and because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of one or more underwriters, which underwriter or underwriters are participating in this offering and are members of the Financial Industry Regulatory Authority (“FINRA”), this offering is being conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

The Offering

Common stock offered by us	4,000,000 shares (or 4,600,000 shares if the underwriters’ overallotment option is exercised in full).

Common stock outstanding immediately after this offering	39,223,792 shares (or 39,823,792 shares if the underwriters’ overallotment option is exercised in full).

Underwriters’ Overallotment option	We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus to purchase up to an additional 600,000 shares of common stock at the public offering price, less the underwriting discount, to cover overallotments, if any.

Use of Proceeds	We estimate that our net proceeds from the sale of our common stock in this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, will be approximately $ million (or approximately $ million if the underwriters’ overallotment option is exercised in full). We intend to use the net proceeds from this offering for general corporate purposes. General corporate purposes may include repayment of debt (including our revolving credit facility, accounts receivable facility and redemption of some of our senior secured notes), acquisitions, additions to working capital and capital expenditures. Net proceeds may be temporarily invested prior to deployment for their intended purposes. See “Use of Proceeds.”

Risk Factors	Investing in our common stock involves a high degree of risk. You should consider carefully all the information included or incorporated by reference in this prospectus supplement and the sections entitled “Risk Factors” beginning on page S-11 of this prospectus supplement, page 3 of the accompanying prospectus and page 15 of our Annual Report on Form 10-K for the year ended December 31, 2011 before deciding whether to purchase our common stock in this offering.

NASDAQ Global Select MarketSM symbol	TRS

Except as otherwise indicated, all information in this prospectus supplement assumes the underwriters’ overallotment option has not been exercised.

The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding on March 31, 2012, which includes 257,947 restricted shares.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference in this prospectus supplement and the accompanying prospectus before purchasing our common stock. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of such risks or the risks described below or in our Annual Report on Form 10-K for the year ended December 31, 2011 occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to this Offering of Our Common Stock

Management will have broad discretion as to the use of proceeds from this offering, and we may use the proceeds in ways that you and other stockholders may not approve.

Our management will have broad discretion to allocate the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the use of these proceeds. Our management could spend the net proceeds in ways that you and other stockholders may not approve or in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business or financial condition, and cause the price of our common stock to decline.

Your stock ownership may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock, including convertible debt. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights that are superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering. As of March 31, 2012, the number of outstanding shares of our common stock, $0.01 par value, was 35,223,792 shares, which includes 257,947 restricted shares and excludes all stock options and shares reserved under our long-term equity incentive plans. You will incur dilution upon the grant of any shares under our long-term equity incentive plans and upon exercise of any outstanding stock options.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $            , or $             if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and our estimated expenses of the offering.

We intend to use the net proceeds from this offering for general corporate purposes. General corporate purposes may include repayment of debt (including our revolving credit facility, accounts receivable facility and redemption of some of our senior secured notes), acquisitions, additions to working capital and capital expenditures. Net proceeds may be temporarily invested prior to deployment for their intended purposes.

DIVIDEND POLICY

We did not pay dividends in 2010, 2011 or the three months ended March 31, 2012. Our credit facility and the indenture governing our outstanding senior secured notes restrict the payment of dividends on our common stock. Our current policy is to retain earnings to repay debt and finance our operations and acquisitions. See the discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and Note 11 to the Company’s financial statements captioned “Long-term Debt,” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011.

MARKET PRICE OF COMMON STOCK

Our common stock is traded on the NASDAQ Global Select MarketSM under the symbol “TRS.” The following table sets forth the high and low sale prices per share of our common stock as reported on the NASDAQ Global Select MarketSM with regard to each of our fiscal quarters during the periods indicated, and the dividends per share declared by us each fiscal quarter during such period. On March 31, 2012 there were 35,223,792 shares of our common stock outstanding. On April 30, 2012, the closing price of our common stock was $22.01. The following table sets forth the high and low sales prices per share of our common stock for the periods indicated:

	High Sale Price	Low Sale Price
2012:
First Quarter	$25.17	$18.43

2011:
Fourth Quarter	$21.06	$14.04
Third Quarter	$26.78	$13.84
Second Quarter	$24.75	$19.73
First Quarter	$21.91	$17.63

2010:
Fourth Quarter	$22.63	$14.81
Third Quarter	$14.99	$9.62
Second Quarter	$12.55	$6.98
First Quarter	$7.49	$5.76

The table above shows only historical information. This may not be meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

We did not pay dividends in 2010, 2011 or the three months ended March 31, 2012. See “Dividend Policy.”

For a description of our common stock, see “Description of our Capital Stock” in the prospectus.

UNDERWRITING (CONFLICTS OF INTEREST)

We have entered into an underwriting agreement with Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as representatives of the several underwriters (the “representatives”). Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, on a several and not joint basis, and the each of the underwriters has severally agreed to purchase, the shares of common stock indicated in the following table at the price set forth on the front cover page of this prospectus supplement.

Underwriter	Number of Shares

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

KeyBanc Capital Markets Inc.

Roth Capital Partners, LLC

Total	4,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. The underwriting agreement provides that the obligations of the underwriters to take and pay for the shares are subject to a number of conditions, including, among others, the accuracy of our representations and warranties in the underwriting agreement, receipt of specified letters from counsel and our independent registered public accounting firm, and receipt of specified officers’ certificates.

We have granted the underwriters an option to buy up to an additional 600,000 shares of common stock. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

We have been advised that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the shares, the underwriters may change the offering price and other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, will be approximately $350,000.

The following table shows the underwriting discount to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 600,000 additional shares of common stock.

	Without option exercise	With full option exercise
Total Underwriting Discount	$	$

We have agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Deutsche Bank Securities Inc. for a period of 30 days after the date of this prospectus supplement.

The Company, Heartland Industrial Associates, L.L.C. and the Company’s directors and executive officers have agreed with the representatives, on behalf of the several underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of Deutsche Bank Securities Inc. Excluded from this agreement are dispositions of common stock by the Company’s directors and executive officers in an aggregate amount not to exceed 250,000 shares. This agreement does not apply to any existing employee benefit plans and the issuance of shares of common stock in connection with an acquisition (not exceeding 5% of the shares outstanding after this offering).

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NASDAQ Global Select MarketSM under the symbol “TRS.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock.

These activities, as well as other purchases by the underwriters for their own accounts, may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select MarketSM, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant

Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the preceding paragraph, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriter has represented and agreed that:

A.	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

B.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for our company, for which they received or will receive customary fees and expenses. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In particular, affiliates of Deutsche Bank Securities Inc. and KeyBanc Capital Markets Inc. are lenders under our revolving credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities or instruments.

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds from this offering may be used to repay indebtedness, including indebtedness under our revolving credit facility, our accounts receivable facility and redemption of some of our senior secured notes. Because certain affiliates of the underwriters are lenders under our revolving credit facility and because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of one or more underwriters, which underwriter or underwriters are participating in this offering and are members of the Financial Industry Regulatory Authority (“FINRA”), this offering is being conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. This summary deals only with common stock purchased in this offering that is held as a capital asset by a non-U.S. holder (as defined below).

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

This summary does not address all aspects of United States federal income and estate taxes or other United States federal tax laws (such as gift tax laws) and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income or estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws (including if you are a financial institution, tax exempt entity, United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” person subject to the alternative minimum tax, dealer in securities, broker, person who has acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, or a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity)).

We have not and are not planning to seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of shares of our common stock that are different from those discussed below.

Except as modified for estate tax purposes, a “non-U.S. holder” means a beneficial owner of our common stock that, for United States federal income tax purposes, is an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If any entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. If you are a partner of a partnership considering an investment in our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other applicable taxing jurisdiction, in light of your particular circumstances.

This discussion assumes that a non-U.S. holder will structure its ownership of our common stock so as to not be subject to the newly enacted withholding tax discussed below under “Additional Withholding Requirements.”

Dividends

If we make distributions on our common stock, those payments will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If we are unable to determine what portion, if any, of a distribution is paid from our current or accumulated earnings and profits, we generally will be required to presume that the entire distribution is paid from our earnings and profits.

To the extent any distributions on our common stock exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined on a share by share basis), but not below zero, and then will be treated as gain from the sale of stock.

In the event that we pay dividends on our common stock, the dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, of the gross amount of the dividends paid. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States generally are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise). A foreign corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (subject to adjustments).

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Any gain realized by a non-U.S. holder on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” for United States federal income tax purposes (“USRPHC”) at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock (“the applicable period”).

In the case of a non-U.S. holder described in the first bullet point immediately above, the gain will be subject to United States federal income tax a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits (subject to adjustments). In the case of an individual non-U.S. holder described in the second bullet point immediately above, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, will be subject to a 30% tax even though the individual is not considered a resident of the United States under the Code.

We believe that we are not, and we do not anticipate becoming, a USRPHC. If, however, we are or become a USRPHC, so long as our common stock is considered regularly traded on an established securities market, only a non-U.S. holder who actually or constructively holds or held (at any time during the applicable period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock. There can be no assurance that our common stock will qualify and continue to qualify as regularly traded on an established securities market. Any taxable gain generally would be taxed in the same manner as gain that is effectively connected income, except that the branch profits tax will not apply. Non-U.S. holders should consult your own advisor about the consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will be subject to backup withholding (currently at a rate of 28% and scheduled to increase to 31% in 2013) on dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain United States related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder, or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends paid after December 31, 2013, and any proceeds of a sale or other disposition of our common stock paid after December 31, 2014, to (i) a foreign financial institution (whether holding common stock for its own account or on behalf of its account holders/investors) unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the common stock (or is holding common stock on behalf of any other non-financial foreign entity) unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the effect of this newly enacted legislation.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Cravath Swaine & Moore LLP, New York, New York has acted as counsel to the underwriters in connection with this offering.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2011, together with the related notes, management’s report on internal control over financial reporting as of December 31, 2011, and the reports of KPMG LLP, independent registered public accounting firm, all contained in the Company’s 2011 Annual Report on Form 10-K, are incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our shares of common stock are listed and traded on the NASDAQ Global Select MarketSM under the trading symbol “TRS.” Our reports, proxy statements and other information can also be read at the offices of the NASDAQ Global Select MarketSM, One Liberty Plaza, 165 Broadway, New York, NY 10006. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.trimascorp.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on, or accessible through, our website is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings and is not a part of these filings.

We have filed a registration statement on Form S-3 (Registration Number 333-172525) under the Securities Act with the SEC pursuant to which the shares of common stock are being offered by this prospectus supplement. Neither this prospectus supplement nor the accompanying prospectus contains all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference as of their respective dates of filing are as follows:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 27, 2012;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on April 26, 2012;

•	Our Current Reports on Form 8-K, filed with the SEC on January 19, 2012, February 22, 2012 and February 28, 2012 (excluding Item 8.01);

•	Our Revised Definitive Proxy Statement on Schedule 14A, filed on April 9, 2012; and

•	The description of our common stock contained in our registration statement on Form 8-A (File No. 001-10716).

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but before the termination of the offering by this prospectus supplement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, (248) 631-5450.

PROSPECTUS

COMMON STOCK AND DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES OF TRIMAS

CORPORATION BY THE SUBSIDIARY GUARANTORS

AND

11,904,972 SHARES OF COMMON STOCK OFFERED BY THE SELLING STOCKHOLDER

We may sell from time to time in one or more offerings up to $250,000,000 in the aggregate of:

•	shares of our common stock;

•	our secured or unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities; and

•	any combination of the foregoing.

We may sell any combination of these securities, in one or more offerings, up to an aggregate offering price of $250,000,000 on terms to be determined at the time of the offering. The debt securities registered hereunder may be fully and unconditionally guaranteed by certain subsidiaries of the TriMas Corporation, which may include the Subsidiary Guarantors. In addition, the Selling Stockholder may sell from time to time up to 11,904,972 shares of our common stock and may issue an indeterminate number of shares of our common stock upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933, held by the Selling Stockholder described in the section entitled “Selling Stockholders” on page 31 of this prospectus. The Selling Stockholder may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the Selling Stockholder, you should refer to the section entitled “Plan of Distribution” on page 32 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholder. We are contractually obligated to pay all expenses of registration incurred in connection with this offering for the sale of our common stock by the Selling Stockholder, except any underwriting discounts and commissions and expenses incurred by the Selling Stockholder in disposing of the shares.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of any such offering in one or more supplements to this prospectus each time we sell securities hereunder. We can only use this prospectus to offer and sell our securities by also including a prospectus supplement relating to any such offer and sale.

We or the Selling Stockholder may sell the securities directly to you, through agents, underwriters and broker-dealers that we or the Selling Stockholder select. If we or the Selling Stockholder use agents, underwriters or broker-dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “TRS.” On February 22, 2011, the last reported sale price of our common stock on the NASDAQ Global Select Market was $21.01.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 3 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 15, 2011.

You should read this prospectus and the information incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See “Information Incorporated by Reference” on page 36. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process or continuous offering process, which allows us to offer and sell any combination of the securities described in this prospectus in one or more offerings and allows the Selling Stockholder to offer and sell in one or more offerings. Using this prospectus, we may offer up to a total dollar amount of $250,000,000 of these securities and the Selling Stockholder may offer to sell up 11,904,972 shares of our common stock.

This prospectus provides you with a general description of the securities we or the Selling Stockholder may offer. Each time we or the Selling Stockholder offer to sell securities pursuant to this registration statement and the prospectus contained herein, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors about us and the terms of that particular offering. Prospectus supplements may also add to, update or change the information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in such prospectus supplement. In addition, as we describe in the section entitled “Information Incorporated by Reference,” we have filed and plan to continue to file other documents with the SEC that contain information about us and the business conducted by us and our subsidiaries. Before you decide whether to invest in any of these securities, you should read this prospectus, the prospectus supplement that further describes the offering of these securities and the information we file with the SEC.

Unless the context otherwise requires, the terms “TriMas,” “the Company,” “the registrants,” “we,” “us” and “our” refer to TriMas Corporation and its subsidiaries, and the term “Subsidiary Guarantors” refers to, collectively, TriMas Company LLC, Arrow Engine Company, Cequent Performance Products, Inc., Cequent Consumer Products, Inc., Compac Corporation, Dew Technologies, Inc., Hi-Vol Products LLC, Keo Cutters, Inc., Lake Erie Products Corporation, Monogram Aerospace Fasteners, Inc., NI Industries, Inc., Norris Cylinder Company, Richards Micro-Tool, Inc., Rieke Corporation, Rieke Leasing Co., Incorporated, Rieke of Mexico, Inc., The Hammerblow Company, LLC, TriMas International Holdings LLC, Lamons Gasket Company and Towing Holding LLC.

ABOUT THE REGISTRANTS

We are a global manufacturer and distributor of products for commercial, industrial and consumer markets. Most of our businesses share important characteristics, including leading market shares, strong brand names, broad product offerings, established distribution networks, relatively high operating margins, relatively low capital investment requirements, product growth opportunities and strategic acquisition opportunities. We believe that a majority of our 2010 net sales were in markets in which our products enjoy the number one or number two market position within their respective product categories. In addition, we believe that in many of our businesses, we are one of only a few manufacturers in the geographic markets where we currently compete.

Our principal executive offices are located at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. Our telephone number is (248) 631-5450. Our web site address is www.trimascorp.com. The information on our website is not part of this prospectus.

THE OFFERING BY SELLING STOCKHOLDER

Selling Stockholder	Heartland Industrial Associates, L.L.C. (“Heartland,” or the “Selling Stockholder”)

Common stock offered by the Selling Stockholder	Up to 11,904,972 shares of our common stock(1)

Use of proceeds	Proceeds from the sale of common stock covered by this prospectus will be received by the Selling Stockholder. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We have been advised by the Selling Stockholder that the shares they may sell under this prospectus would be sold, if at all, in order to provide liquidity to the Selling Stockholder’s investors.

NASDAQ symbol	TRS

(1)	The offering by the Selling Stockholder also relates to an indeterminate number of shares of our common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933.

RISK FACTORS

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus, as well as any amendments thereto reflected in subsequent filings with the United States Securities and Exchange Commission (the “SEC”), which are incorporated herein by reference in their entirety. The risks and uncertainties described below are those that we have identified as material, but are not the only risks and uncertainties facing us. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial may also impact our business operations, financial results and liquidity.

Risks Related to Our Business

We have a history of net losses.

While we generated net income of $45.3 million for the year ended December 31, 2010, we incurred net losses of $0.2 million and $136.2 million for the years ended December 31, 2009 and 2008, respectively. The loss in 2008 principally resulted from pre-tax, non-cash goodwill and indefinite-lived impairment charges of $166.6 million, included in continuing operations. The losses in 2009 and 2008 were also impacted by losses from discontinued operations of $13.0 million and $12.1 million, respectively. In addition, interest expense associated with our highly leveraged capital structure, non-cash expenses such as depreciation and amortization of intangible assets and other asset impairments also contributed to our net losses. We may experience net losses in the future.

Our businesses depend upon general economic conditions and we serve some customers in highly cyclical industries; as such we are subject to the loss of sales and margins due to an economic downturn or recession.

Our financial performance depends, in large part, on conditions in the markets that we serve in both the U.S. and global economies. Some of the industries that we serve are highly cyclical, such as the automotive, construction, industrial equipment, energy, aerospace and electrical equipment industries. We may experience a reduction in sales and margins as a result of a downturn in economic conditions or other macroeconomic factors. Lower demand for our products may also negatively affect the capacity utilization of our production facilities, which may further reduce our operating margins.

Many of the markets we serve are highly competitive, which could limit the volume of products that we sell and reduce our operating margins.

Many of our products are sold in competitive markets. We believe that the principal points of competition in our markets are product quality and price, design and engineering capabilities, product development, conformity to customer specifications, reliability and timeliness of delivery, customer service and effectiveness of distribution. Maintaining and improving our competitive position will require continued investment by us in manufacturing, engineering, quality standards, marketing, customer service and support of our distribution networks. We may have insufficient resources in the future to continue to make such investments and, even if we make such investments, we may not be able to maintain or improve our competitive position. We also face the risk of lower-cost foreign manufacturers located in China, Southeast Asia and other regions competing in the markets for our products and we may be driven as a consequence of this competition to increase our investment overseas. Making overseas investments can be highly complicated and we may not always realize the advantages we anticipate from any such investments. Competitive pressure may limit the volume of products that we sell and reduce our operating margins.

Increases in our raw material or energy costs or the loss of critical suppliers could adversely affect our profitability and other financial results.

We are sensitive to price movements in our raw materials supply base. Our largest material purchases are for steel, copper, aluminum, polyethylene and other resins and energy. Prices for these products fluctuate with market conditions and we have experienced sporadic increases recently. We may be unable to completely offset the impact with price increases on a timely basis due to outstanding commitments to our customers, competitive considerations or our customers’ resistance to accepting such price increases and our financial performance may be adversely impacted by further price increases. A failure by our suppliers to continue to supply us with certain raw materials or component parts on commercially reasonable terms, or at all, could have a material adverse effect on us. To the extent there are energy supply disruptions or material fluctuations in energy costs, our margins could be materially adversely impacted.

We may be unable to successfully implement our business strategies. Our ability to realize our business strategies may be limited.

Our businesses operate in relatively mature industries and it may be difficult to successfully pursue our growth strategies and realize material benefits therefrom. Even if we are successful, other risks attendant to our businesses and the economy generally may substantially or entirely eliminate the benefits. While we have successfully utilized some of these strategies in the past, our growth has principally come through acquisitions.

Our products are typically highly engineered or customer-driven and we are subject to risks associated with changing technology and manufacturing techniques that could place us at a competitive disadvantage.

We believe that our customers rigorously evaluate their suppliers on the basis of product quality, price competitiveness, technical expertise and development capability, new product innovation, reliability and timeliness of delivery, product design capability, manufacturing expertise, operational flexibility, customer service and overall management. Our success depends on our ability to continue to meet our customers’ changing expectations with respect to these criteria. We anticipate that we will remain committed to product research and development, advanced manufacturing techniques and service to remain competitive, which entails significant costs. We may be unable to address technological advances, implement new and more cost-effective manufacturing techniques, or introduce new or improved products, whether in existing or new markets, so as to maintain our businesses’ competitive positions or to grow our businesses as desired.

We depend on the services of key individuals and relationships, the loss of which could materially harm us.

Our success will depend, in part, on the efforts of our senior management, including our chief executive officer. Our future success will also depend on, among other factors, our ability to attract and retain other qualified personnel. The loss of the services of any of our key employees or the failure to attract or retain employees could have a material adverse effect on us.

We have substantial debt and interest payment requirements that may restrict our future operations and impair our ability to meet our obligations.

We continue to have indebtedness that is substantial in relation to our shareholders’ equity. As of December 31, 2010, we have approximately $494.7 million of outstanding debt and approximately $112.3 million of shareholders’ equity. After consideration of our interest rate swap agreements, approximately 10% of our debt bears interest at variable rates. We may experience material increases in our interest expense as a result of increases in interest rate levels generally. Our debt service payment obligations in 2010 were approximately $47.7 million and, based on amounts outstanding as of December 31, 2010, a 1% increase in the per annum interest rate for our variable rate debt would increase our interest expense by approximately $0.3 million annually. Our degree of leverage and level of interest expense may have important consequences, including:

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our leverage may place us at a competitive disadvantage as compared with our less leveraged competitors and make us more vulnerable in the event of a downturn in general economic conditions or in any of our businesses;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, business development efforts, general corporate or other purposes may be impaired;

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a substantial portion of our cash flow from operations will be dedicated to the payment of interest and principal on our indebtedness, thereby reducing the funds available to us for other purposes, including our operations, capital expenditures, future business opportunities or obligations to pay rent in respect of our operating leases; and

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our operations are restricted by our debt instruments, which contain material financial and operating covenants, and those restrictions may limit, among other things, our ability to borrow money in the future for working capital, capital expenditures, acquisitions, rent expense or other purposes.

Our ability to service our debt and other obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategies.

Restrictions in our debt instruments and accounts receivable facility limit our ability to take certain actions and breaches thereof could impair our liquidity.

Our credit facility and the indenture governing our senior secured notes contain covenants that restrict our ability to:

•	pay dividends or redeem or repurchase capital stock;

•	incur additional indebtedness and grant liens;

•	make acquisitions and joint venture investments;

•	sell assets; and

•	make capital expenditures.

Our credit facility also requires us to comply with financial covenants relating to, among other things, interest coverage and leverage. Our accounts receivable facility contains covenants similar to those in our credit facility and includes additional requirements regarding our receivables. We may not be able to satisfy these covenants in the future or be able to pursue our strategies within the constraints of these covenants. Substantially all of our assets and the assets of our domestic subsidiaries (other than our special purpose receivables subsidiary) are pledged as collateral pursuant to the terms of our credit facility. A breach of a covenant contained in our debt instruments could result in an event of default under one or more of our debt instruments, our accounts receivable facility and our lease financing arrangements. Such breaches would permit the lenders under our credit facility to declare all amounts borrowed thereunder to be due and payable, and the commitments of such lenders to make further extensions of credit could be terminated. In addition, such breach may cause a termination of our accounts receivable facility. Each of these circumstances could materially and adversely impair our liquidity.

We have significant goodwill and intangible assets, and future impairment of our goodwill and intangible assets could have a material negative impact on our financial results.

We test goodwill and indefinite-lived intangible assets for impairment on an annual basis as of October 1, and more frequently if we experience changes in our business conditions that indicate an interim test may be required, by comparing the estimated fair values with their respective carrying values. We estimate the fair value of our goodwill and indefinite-lived intangible assets utilizing a combination of a discounted cash flow approach, which is based upon management’s operating budget and internal five-year forecast, and market-based valuation measures that consider earnings multiples (for goodwill testing) and royalty rates (for indefinite-lived intangible asset testing). We test goodwill for impairment by comparing the estimated fair value of each of our reporting units, determined using a combination of the aforementioned techniques, to its respective carrying value on our balance sheet. If carrying value exceeds fair value, then a possible impairment of goodwill exists and further evaluation is performed. We test indefinite-lived intangible assets by comparing the estimated fair value of the assets, determined based on discounted future cash flows related to the net amount of royalty expenses avoided due to the existence of the trademark or trade name, to the carrying value. If the carrying value exceeds fair value, an impairment charge is recorded.

The utilization of a discounted cash flow approach in the impairment test for both goodwill and indefinite-lived intangible assets requires us to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. The projections also take into account several factors including current and estimated economic trends and outlook, costs of raw materials, consideration of our market capitalization in comparison to the estimated fair value of our reporting units determined using discounted cash flow analyses and other factors that are beyond our control.

At December 31, 2010, our goodwill and intangible assets were approximately $365.8 million and represented approximately 39.6% of our total assets. Our net loss of $136.2 million for the year ended December 31, 2008, included $166.6 million of pre-tax charges for impairment of goodwill and indefinite-lived intangible assets in continuing operations, and $0.9 million of such charges in discontinued operations. If we experience declines in sales and operating profit or do not meet our current and forecasted operating budget, we may be subject to future goodwill impairments. In addition, while the fair value of our remaining goodwill exceeds its carrying value, significantly different assumptions regarding future performance of our businesses or significant declines in our stock price could result in additional impairment losses. Because of the significance of our goodwill and intangible assets, any future impairment of these assets could have a material adverse effect on our financial results.

We may face liability associated with the use of products for which patent ownership or other intellectual property rights are claimed.

We may be subject to claims or inquiries regarding alleged unauthorized use of a third party’s intellectual property. An adverse outcome in any intellectual property litigation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or using certain products or brands, or require us to redesign, reengineer, or rebrand certain products or packaging, any of which could affect our business, financial condition and operating results. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim, in terms of legal fees and expenses and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to adequately protect our intellectual property.

While we believe that our patents, trademarks and other intellectual property have significant value, it is uncertain that this intellectual property or any intellectual property acquired or developed by us in the future, will provide a meaningful competitive advantage. Our patents or pending applications may be challenged, invalidated or circumvented by competitors or rights granted thereunder may not provide meaningful proprietary protection. Moreover, competitors may infringe on our patents or successfully avoid them through design innovation. Policing unauthorized use of our intellectual property is difficult and expensive, and we may not be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the U.S. The cost of protecting our intellectual property may be significant and have a material adverse effect on our financial condition and future results of operations.

We may incur material losses and costs as a result of product liability, recall and warranty claims that may be brought against us.

We are subject to a variety of litigation incidental to our businesses, including claims for damages arising out of use of our products, claims relating to intellectual property matters and claims involving employment matters and commercial disputes.

We currently carry insurance and maintain reserves for potential product liability claims. However, our insurance coverage may be inadequate if such claims do arise and any liability not covered by insurance could have a material adverse effect on our business. Although we have been able to obtain insurance in amounts we believe to be appropriate to cover such liability to date, our insurance premiums may increase in the future as a consequence of conditions in the insurance business generally or our situation in particular. Any such increase could result in lower net income or cause the need to reduce our insurance coverage. In addition, a future claim may be brought against us that could have a material adverse effect on us. Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. Our product liability insurance policies have limits that, if exceeded, may result in material costs that could have an adverse effect on our future profitability. In addition, warranty claims are generally not covered by our product liability insurance.

Further, any product liability or warranty issues may adversely affect our reputation as a manufacturer of high-quality, safe products, divert management’s attention, and could have a material adverse effect on our business. In addition, the Lamons Gasket business within our Energy reportable segment is a party to lawsuits related to asbestos contained in gaskets formerly manufactured by it or its predecessors. Some of this litigation includes claims for punitive and consequential as well as compensatory damages. We are not able to predict the outcome of these matters given that, among other things, claims may be initially made in jurisdictions without specifying the amount sought or by simply stating the minimum or maximum permissible monetary relief, and may be amended to alter the amount sought. Of the 8,200 claims pending at December 31, 2010, 40 set forth specific amounts of damages (other than those stating the statutory minimum or maximum). 28 of the 40 claims sought between $1.0 million and $5.0 million in total damages (which includes compensatory and punitive damages), 9 sought between $5.0 million and $10.0 million in total damages (which includes compensatory and punitive damages) and 3 sought over $10.0 million (which includes compensatory and punitive damages). Solely with respect to compensatory damages, 30 of the 40 claims sought between $50,000 and $600,000, 7 sought between $1.0 million and $5.0 million and 3 sought over $5.0 million. Solely with respect to punitive damages, 28 of the 40 claims sought between $1.0 million and $2.5 million, 9 sought between $2.5 million and $5.0 million and 3 sought over $5.0 million. Total defense costs from January 1, 2010 to December 31, 2010 were approximately $2.9 million and total settlement costs (exclusive of defense costs) for all asbestos cases since inception have been approximately $5.8 million through December 31, 2009. To date, approximately 50% of our costs related to defense and settlement of asbestos litigation have been covered by our primary insurance. Effective February 14, 2006, we entered into a coverage-in-place agreement with our first level excess carriers regarding the coverage to be provided to us for asbestos-related claims when our primary insurance is exhausted. The coverage-in-place agreement makes asbestos defense costs and indemnity insurance coverage available to us that might otherwise be disputed by the carriers and provides a methodology for the administration of such expenses. Nonetheless, the Company believes it is likely that there will to be a period within the next three years, prior to the commencement of coverage under this agreement and following exhaustion of the Company’s primary insurance coverage, during which the Company likely will be solely responsible for defense costs and indemnity payments, the duration of which would be subject to the scope of damage awards and settlements paid. We also may incur significant litigation costs in defending these matters in the future. We may be required to incur additional defense costs and pay damage awards or settlements or become subject to equitable remedies that could adversely affect our businesses.

Our business may be materially and adversely affected by compliance obligations and liabilities under environmental laws and regulations.

We are subject to federal, state, local and foreign environmental laws and regulations which impose limitations on the discharge of pollutants into the ground, air and water and establish standards for the generation, treatment, use, storage and disposal of solid and hazardous wastes, and remediation of contaminated sites. We may be legally or contractually responsible or alleged to be responsible for the investigation and remediation of contamination at various sites, and for personal injury or property damages, if any, associated with such contamination. We have been named as potentially responsible parties under CERCLA (the federal Superfund law) or similar state laws in several sites requiring clean-up related to disposal of wastes we generated. These laws generally impose liability for costs to investigate and remediate contamination without regard to fault and under certain circumstances liability may be joint and several resulting in one responsible party being held responsible for the entire obligation. Liability may also include damages to natural resources. We have entered into consent decrees relating to two sites in California along with the many other co-defendants in these matters. We have incurred substantial expenses for each of these sites over a number of years, a portion of which has been covered by insurance. In addition to the foregoing, our businesses have incurred and likely will continue to incur expenses to investigate and clean up existing and former company-owned or leased property, including those properties made the subject of sale-leaseback transactions for which we have provided environmental indemnities to the lessors. Additional sites may be identified at which we are a potentially responsible party under the federal Superfund law or similar state laws. We must also comply with various health and safety regulations in the U.S. and abroad in connection with our operations.

We believe that our business, operations and facilities are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. Based on information presently known to us and accrued environmental reserves, we do not expect environmental costs or contingencies to have a material adverse effect on us. The operation of manufacturing plants entails risks in these areas, however, and we may incur material costs or liabilities in the future that could adversely affect us. There can be no assurance that we have been or will be at all times in substantial compliance with environmental health and safety laws. Failure to comply with any of these laws could result in civil, criminal, monetary and non-monetary penalties and damage to our reputation. In addition, potentially material expenditures could be required in the future. For example, we may be required to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future or to address newly discovered information or conditions that require a response.

Our growth strategy includes the impact of acquisitions. If we are unable to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of our acquisitions, we may be adversely affected.

One of our principal growth strategies is to pursue strategic acquisition opportunities. Since our separation from Metaldyne in June 2002, we have completed fifteen acquisitions. Each of these acquisitions required integration expense and actions that negatively impacted our results of operations and that could not have been fully anticipated beforehand. In addition, attractive acquisition candidates may not be identified and acquired in the future, financing for acquisitions may be unavailable on satisfactory terms and we may be unable to accomplish our strategic objectives in effecting a particular acquisition. We may encounter various risks in acquiring other companies, including the possible inability to integrate an acquired business into our operations, diversion of management’s attention and unanticipated problems or liabilities, some or all of which could materially and adversely affect our business strategy and financial condition and results of operations.

We have significant operating lease obligations and our failure to meet those obligations could adversely affect our financial condition.

We lease many of our manufacturing facilities and certain capital equipment. Our annualized rental expense in 2010 under these operating leases was approximately $15.4 million. A failure to pay our rental obligations would constitute a default allowing the applicable landlord to pursue any remedy available to it under applicable law, which would include taking possession of our property and, in the case of real property, evicting us. These leases are categorized as operating leases and are not considered indebtedness for purposes of our debt instruments.

We may be subject to further unionization and work stoppages at our facilities or our customers may be subject to work stoppages, which could seriously impact the profitability of our business.

As of December 31, 2010, approximately 28% of our work force in our continuing operations was unionized under several different unions and bargaining agreements. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations. In addition, if a greater percentage of our work force becomes unionized, our labor costs and risks associated with strikes, work stoppages or other slowdowns may increase.

On July 10, 2009, we reached a mutually agreeable settlement with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (“Union”) regarding the duration of a neutrality agreement we have with the Union. The agreement commits us to remain generally neutral in Union organizing drives through the duration of the agreement. On August 17, 2009, the Union began an organizing drive under the terms of the neutrality agreement at our facility located in Houston, Texas, which is included in our Energy segment. Since the Union obtained a simple majority of authorization cards during the organizing drive, on November 4, 2009 we recognized the Union at this facility. The recognition requires us and the Union to negotiate a first collective bargaining agreement within 180 days from the date of recognition. Under the neutrality agreement, there is no threat of strike or work slowdown during the first collective bargaining agreement. On December 10, 2009, we received a notice of filing petition for union decertification at the Houston, Texas facility. A decertification vote administered by the National Labor Relations Board occurred on August 26, 2010, however, those ballots were impounded in light of the Union’s previously field request for review. The matter is still pending with the National Labor Relations Board.

On December 4, 2009, we received a notice of filing petition for union representation election filed by the International Association of Machinists and Aerospace workers with regard to our Engineered Components facility located in Plymouth, Massachusetts. On January 15, 2010, a vote was held according to the rules of the National Labor Relations Board. The union was unsuccessful in receiving the simple majority of the required votes; therefore, the Plymouth, Massachusetts facility remains union free.

Other than as described above, we are not aware of any present active union organizing drives at any of our other facilities. We cannot predict the impact of any further unionization of our workplace.

Many of our direct or indirect customers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers could result in slowdowns or closures of assembly plants where our products are included. In addition, organizations responsible for shipping our customers’ products may be impacted by occasional strikes or other activity. Any interruption in the delivery of our customers’ products could reduce demand for our products and could have a material adverse effect on us.

Our healthcare costs for active employees and future retirees may exceed our projections and may negatively affect our financial results.

We maintain a range of healthcare benefits for our active employees and a limited number of retired employees pursuant to labor contracts and otherwise. Healthcare benefits for active employees and certain retirees are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, all of which are subject to various cost-sharing features. Some of these benefits are provided for in fixed amounts negotiated in labor contracts with the respective unions. If our costs under our benefit programs for active employees and retirees exceed our projections, our business and financial results could be materially adversely affected. Additionally, foreign competitors and many domestic competitors provide fewer benefits to their employees and retirees, and this difference in cost could adversely impact our competitive position.

A growing portion of our sales may be derived from international sources, which exposes us to certain risks which may adversely affect our financial results and impact our ability to service debt.

Approximately 17.6% of our net sales for the year ended December 31, 2010 were derived from sales by our subsidiaries located outside of the U.S. We may significantly expand our international operations through internal growth and acquisitions. Sales outside of the U.S., particularly sales to emerging markets, and manufacturing in non-US countries are subject to various other risks which are not present within U.S. markets, including governmental embargoes or foreign trade restrictions such as anti-dumping duties, changes in U.S. and foreign governmental regulations, tariffs and other trade barriers, the potential for nationalization of enterprises, foreign exchange risk and other political, economic and social instability. In addition, there are tax inefficiencies in repatriating cash flow from non-U.S. subsidiaries that could affect our financial results and reduce our ability to service debt.

Our stock price may be subject to significant volatility due to our own results or market trends.

If our revenue, earnings or cash flows in any quarter fail to meet the investment community’s expectations, there could be an immediate negative impact on our stock price. Our stock price could also be impacted by broader market trends and world events unrelated to our performance.

Risks Related to Our Common Stock

Future sales of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We have 400,000,000 shares of common stock authorized for issuance under our certificate of incorporation and 34,065,856 shares of common stock outstanding as of December 31, 2010. All of the shares of common stock sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act. In addition, certain parties to our shareholders agreement have the right, subject to the limitations in the shareholders agreement, to exercise certain piggyback registration rights in connection with other registered offerings. Substantial sales by Heartland or the perception that these sales will occur may materially and adversely affect the price of our common stock.

If we sell or issue additional shares of common stock to finance future acquisitions, your stock ownership could be diluted.

Part of our growth strategy is to expand into new markets and enhance our position in existing markets through acquisitions. In order to successfully complete acquisitions we may target or fund our other activities, we may issue additional equity securities that could be dilutive to our earnings per share and to your stock ownership. The timing and quantity of the shares of our common stock that will be sold may have a negative impact on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or in connection with acquisition financing), or the perception that such sales could occur, may materially and adversely affect prevailing market prices for our common stock.

Possible volatility in our stock price could negatively affect our stockholders.

The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results; changes in financial estimates or recommendations by securities analysts; changes in accounting standards, policies, guidance, interpretations or principles; sales of common stock by us or members of our management team; and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, possibly significantly.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of an individual company’s securities, securities class action litigation often has been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of our management’s attention and resources, which could negatively affect our financial results.

Heartland owns approximately 33.9% of our voting common equity.

Heartland Industrial Partners (“Heartland”) beneficially owns approximately 33.9% of our outstanding voting common equity. As a result, Heartland has the power to substantially influence all matters submitted to our stockholders, exercise significant influence over our decisions to enter into any corporate transaction and any transaction that requires the approval of stockholders regardless of whether other stockholders believe that any such transactions are in their own best interests. For example, Heartland could cause us to make acquisitions that increase the amount of our indebtedness, sell revenue-generating assets or cause us to undergo a “going private” transaction with it or one of its affiliates based on its ownership without a legal requirement of unaffiliated shareholder approval. In addition, Heartland has the power to control the election of a majority of our directors. So long as Heartland continues to own a significant amount of the outstanding shares of our common stock, it will continue to be able to strongly influence or effectively control our decisions. Its interests may differ from other stockholders and it may vote in a way with which other stockholders disagree. In addition, this concentration of ownership may have the effect of preventing, discouraging or deterring a change of control. One of our directors is the Managing Member of Heartland’s general partner.

We are party to certain transactions with Heartland and its affiliates which may continue in the future.

While we have no current plans with respect to additional related party transactions with Heartland or its affiliates, apart from those existing and ordinary course matters we may enter into such transactions in the future. Our debt instruments currently require that, principles of corporate law may recommend that and we intend to, enter into such transactions only on arm’s length third party terms. However, we cannot assure you that, should we enter into any such transactions, they would not be detrimental to us and to shareholders other than the relevant affiliated party or that there will be relevant arm’s length third party transactions to which we may compare.

Provisions of Delaware law, our certificate of incorporation and by-laws, could delay or prevent a change in control of our company, which could adversely impact the value of our common stock.

Our certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. Our certificate of incorporation and by-laws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our Board of Directors to determine the rights, preferences, privileges and restrictions of an unissued series of preferred stock, without any vote or action by our shareholders. Thus, our Board of Directors is able to authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. Additional provisions include the sole power of our Board of Directors to fix the number of directors, limitations on the removal of directors, the sole power of our Board of Directors to fill any vacancy on our board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise, and the inability of shareholders to act by written consent to call special meetings. These rights may have the effect of delaying or deterring a change of control of our company. In addition, a change of control of our company may be delayed or deterred as a result of our having three classes of directors. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock.”

We have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

We have not declared or paid cash dividends on our common stock since becoming a stand-alone entity in June 2002 and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, restrictions in our credit facility and our indenture governing the notes restrict our ability to pay dividends. We currently intend to retain future earnings, if any, to finance our business and growth strategies. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein may contain forward-looking statements (as that term is defined by the federal securities laws) about our financial condition, results of operations and business. You can find many of these statements by looking for words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and similar words used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk factors” and elsewhere in this prospectus or any documents we incorporate by reference herein or therein. These cautionary statements qualify all forward-looking statements attributed to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.

Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this prospectus include general economic conditions in the markets in which we operate and industry-related factors such as:

•	We have a history of net losses;

•

Our businesses depend upon general economic conditions and we serve some customers in highly cyclical industries; as such we are subject to the loss of sales and margins due to an economic downturn or recession;

•	Many of the markets we serve are highly competitive, which could limit the volume of products that we sell and reduce our operating margins;

•	Increases in our raw material or energy costs or the loss of critical suppliers could adversely affect our profitability and other financial results;

•	We may be unable to successfully implement our business strategies. Our ability to realize our business strategies may be limited;

•

Our products are typically highly engineered or customer driven and we are subject to risks associated with changing technology and manufacturing techniques that could place us at a competitive disadvantage;

•	We depend on the services of key individuals and relationships, the loss of which could materially harm us;

•	We have substantial debt and interest payment requirements that may restrict our future operations and impair our ability to meet our obligations;

•	Restrictions in our debt instruments and accounts receivable facility limit our ability to take certain actions and breaches thereof could impair our liquidity;

•	We have significant goodwill and intangible assets, and future impairment of our goodwill and intangible assets could have a material negative impact on our financial results;

•	We may face liability associated with the use of products for which patent ownership or other intellectual property rights are claimed;

•	We may be unable to adequately protect our intellectual property;

•	We may incur material losses and costs as a result of product liability, recall and warranty claims that may be brought against us;

•	Our business may be materially and adversely affected by compliance obligations and liabilities under environmental laws and regulations;

•

Our growth strategy includes the impact of acquisitions. If we are unable to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of our acquisitions, we may be adversely affected;

•	We have significant operating lease obligations and our failure to meet those obligations could adversely affect our financial condition;

•	We may be subject to further unionization and work stoppages at our facilities or our customers may be subject to work stoppages, which could seriously impact the profitability of our business;

•	Our healthcare costs for active employees and future retirees may exceed our projections and may negatively affect our financial results;

•	A growing portion of our sales may be derived from international sources, which exposes us to certain risks which may adversely affect our financial results and impact our ability to service debt;

•	Our stock price may be subject to significant volatility due to our own results or market trends;

•	Future sales of our common stock in the public market could cause our stock price to fall;

•	If we sell or issue additional shares of common stock to finance future acquisitions, your stock ownership could be diluted;

•	Possible volatility in our stock price could negatively affect our stockholders;

•	Heartland has the power to substantially influence all matters submitted to our stockholders and exercise significant influence over our decisions;

•	We are party to certain transactions with Heartland and its affiliates which may continue in the future;

•	Provisions of Delaware law, our certificate of incorporation and by-laws, could delay or prevent a change in control of our company, which could adversely impact the value of our common stock; and

•	We have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds that we receive from the sale of any securities by us covered by this prospectus for general corporate purposes including the reduction of outstanding indebtedness, acquisitions, capital expenditures and working capital and any other purposes that we specify in the applicable prospectus supplement.

We will not receive any proceeds from the sale of the shares of our common stock by the Selling Stockholder. We have been advised by the Selling Stockholder that the shares they may sell under this prospectus would be sold, if at all, in order to provide liquidity to the Selling Stockholder’s investors.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Fiscal year Ended December 31,
	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges(1)	n/a	n/a	n/a	1.3x	2.1x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges include interest expense, including amortization of deferred financing costs and debt extinguishment costs, and the portion of operating rental expense which management believes is representative of the interest component of rent expense (assumed to be 33%). For the years ended December 31, 2008, 2007 and 2006, additional earnings of $123.6 million, $174.9 million, and $110.6 million, respectively, would have been required to make the ratio 1.0x.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws. We refer to our certificate of incorporation as so amended as our certificate of incorporation. The certificate of incorporation, authorizes us to issue 400,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of December 31, 2010, there were outstanding 34,065,856 shares of common stock held of record by 601 stockholders and there were no shares of preferred stock issued and outstanding. In addition, there were 1,742,086 shares of common stock reserved for issuance upon exercise of outstanding stock options, of which 925,182 were vested. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Our credit facilities and the indenture governing the notes impose restrictions on our ability to pay dividends on common stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

As of December 31, 2010, there were no outstanding shares of preferred stock. Our certificate of incorporation authorizes the Board of Directors, subject to limitations prescribed by law, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, dividend rates, conversion rights, voting rights (which may be greater than one vote per share), rights and terms of redemption, sinking fund provisions for the redemption or purchase of the shares and liquidation preference, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could:

•	adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation;

•	decrease the market price of our common stock; or

•	delay, deter or prevent a change in our control.

We have no current plans to issue any shares of preferred stock although they may be issued in the future.

The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of our common stock.

Shareholders Agreement

Heartland and other investors are parties to a shareholders agreement regarding their ownership of our common stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-laws

Delaware Law

We have elected to opt out of the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either the person becoming an interested stockholder or the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15.0% or more of the corporation’s voting stock.

Certificate of Incorporation and By-law Provisions

Certain provisions of our certificate of incorporation and by-laws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may limit the ability of stockholders to remove current management or directors or approve transactions that stockholders may deem to be in their best interest and, therefore, could adversely affect the price of our common stock.

Classified Board. Our certificate of incorporation provides that our Board of Directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation and the by-laws provide that subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board, but must consist of not less than three or more than fifteen directors.

Under the Delaware General Corporation Law, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

No Action by Written Consent; Special Meeting. Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our by-laws provide that special meetings of our stockholders may be called only by the Board of Directors or the chairman of the Board of Directors.

Authorized but Undesignated Stock. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us or otherwise render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitation of Liability and Indemnification

Our certificate of incorporation contains provisions that limit the personal liability of each of our directors for monetary damages for breach of fiduciary duty as a director, except for liability

(a)	for any breach of a director’s duty of loyalty to us or our affiliates or our stockholders,

(b)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(c)	under Section 174 of the DGCL, or

(d)	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our by-laws allow us to indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Our certificate of incorporation further provides that we will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ours, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, to the fullest extent permitted by the Delaware General Corporation Law. This right of indemnification shall include the right to have paid by us the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its final disposition. If Delaware law so requires, however, the advancement of such expenses incurred by a director or officer in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) will only be made upon the delivery to us of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such person is not entitled to be indemnified for such expenses by us.

We have entered into indemnity agreements with our directors and certain of our executive officers for the indemnification and advancement of expenses to these persons. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. We also intend to enter into these agreements with our future directors and certain of our executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any director, executive officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Transfer Agent and Registrar

Registrar and Transfer Company currently serves as the transfer agent and registrar for the common stock and as rights agent for the rights.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “TRS.”

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description discusses the general terms and provisions of the debt securities that we may offer under this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the applicable prospectus supplement for the securities.

The senior debt securities and the subordinated debt securities will be issued under separate indentures between us and one or more U.S. banking institutions. The trustee for each series of our debt securities will be identified in the applicable prospectus supplement. We may refer to the indenture covering the senior debt securities as the “senior indenture” and the indenture covering the subordinated debt securities as the “subordinated indenture.” Together the senior indenture and the subordinated indenture are called “indentures.”

The forms of the indentures are filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to and governed by the Trust Indenture Act of 1939, or the Trust Indenture Act, and may be supplemented or amended from time to time following their execution. We have not yet selected a trustee for either of the indentures, and we have not yet executed either indenture. Prior to issuing any debt securities, we will be required to select a trustee for the applicable indenture or indentures, qualify the trustee or trustees under the Trust Indenture Act and execute the applicable indenture or indentures.

The form of each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the applicable form of indenture will be described in the prospectus supplement relating to such series of debt securities.

The following summary describes selected provisions of the indentures. This summary does not describe every aspect of the debt securities or the applicable indenture and is subject to, and qualified in its entirety by reference to, all the provisions of the applicable indenture, including the terms defined in the applicable indenture. We urge you to read the applicable indenture in its entirety. This summary is also subject to, and qualified in its entirety by reference to, the description of the particular debt securities in the applicable prospectus supplement.

General

The indentures provide that we will be able to issue an unlimited aggregate principal amount of debt securities under each indenture, in one or more series, and in any currency or currency units. We are not required to issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture or a resolution of our board of directors or in one or more officer’s certificates pursuant to a board resolution. We will describe in the applicable prospectus supplement the terms of the debt securities being offered, including:

•	the title, and the price at which we will sell, the offered debt securities;

•	whether the offered debt securities are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the offered debt securities;

•	the date or dates on which principal will be payable or how to determine such date or dates;

•	the rate or rates or method of determination of interest;

•	the date from which interest will accrue;

•	the dates on which interest will be payable and any record dates for the interest payable on the interest payment dates;

•	the place of payment on the offered debt securities;

•

any obligation or option we have to redeem, purchase or repay the offered debt securities, or any option of the registered holder to require us to redeem or repurchase offered debt securities, and the terms and conditions upon which the offered debt securities will be redeemed, purchased or repaid;

•

the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the offered debt securities will be payable if other than the currency of the United States of America;

•	any index, formula or other method used to determine the amount of principal, premium, if any, or interest;

•	the terms and conditions upon which payment on the offered debt securities may change;

•	whether the offered debt securities are defeasible;

•	any addition to or change in the events of default;

•	any addition to or change in the covenants in the applicable indenture;

•	the terms of any right to convert the offered debt securities into common shares; and

•	any other terms of the offered debt securities not inconsistent with the provisions of the applicable indenture.

If the offered debt securities are denominated in whole or in part in any currency other than U.S. dollars, if the principal of (and premium, if any) or interest, if any, on the offered debt securities are to be payable in a currency or currencies other than that in which the debt securities are to be payable, or if any index is used to determine the amount of payments of principal of (and premium, if any) or interest on any series of the debt securities, material federal income tax, accounting and other considerations applicable thereto will be described in the applicable prospectus supplement.

If so provided in the applicable prospectus supplement, we may issue our debt securities at a discount below their principal amount and pay less than the entire principal amount of our debt securities upon declaration of acceleration of their maturity. The applicable prospectus supplement will describe all material federal income tax, accounting and other considerations applicable to any such original issue discount securities.

The general provisions of the indentures do not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving us or any of our subsidiaries. Please refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to, the events of default described below that are applicable to the offered debt securities or any covenants or other provisions providing event risk or similar protection.

Payment

Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

Unless we state otherwise in the applicable prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the applicable trustee, as our paying agent, or at other designated places. Any other paying agent initially designated for the debt securities of a particular series will be identified in the applicable prospectus supplement.

Form, Transfers and Exchanges

The debt securities of each series will be issued only in fully registered form, without interest coupons. Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued in denominations of $1,000 each or multiples thereof.

Subject to the terms of the applicable indenture and the limitations applicable to global securities, you may exchange or transfer debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for that purpose, without the payment of any service charge, except for any tax or governmental charge.

Global Securities

The debt securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with the depositary identified in the applicable prospectus supplement.

No global security may be exchanged in whole or in part for the debt securities registered in the name of any person other than the depositary for that global security or any nominee of that depositary except in the following circumstances or as otherwise provided in the applicable prospectus supplement. The depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us or the applicable trustee. Under such circumstances, in the event that a successor depositary is not obtained, certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry-only transfers through a depositary. In that event, certificates will be printed and delivered to the depositary.

Unless otherwise stated in any prospectus supplement, The Depository Trust Company, or DTC, will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through records maintained by DTC and its participants.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an event of default occurs with respect to debt securities of any series if:

•	we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

•	we do not pay principal or premium, if any, on any debt securities of the applicable series at maturity;

•	we do not deposit any sinking fund payment when due by the terms of the applicable debt securities;

•

we default in the performance, or are in breach, of a covenant or warranty of the applicable indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with or which expressly has been included in the applicable indenture solely for the benefit of debt securities other than that series), and such default or breach continues for a period of 60 days after there has been given by registered or certified mail, to us by the applicable trustee or to us and the applicable trustee by the holders of at least 25% of the principal amount of debt securities of the affected series, a written notice specifying such default or breach and requiring it to be remedied;

•	certain events of bankruptcy, insolvency, receivership or reorganization with respect to us occur; or

•	any other event of default provided with respect to debt securities of that series occurs.

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indentures.

Each indenture requires us to file annually with the applicable trustee an officers’ certificate as to our compliance with all conditions and covenants under the applicable indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of a series of debt securities of any default, except payment defaults on those debt securities, if it considers such withholding to be in the interest of the holders of that series of debt securities.

If an event of default occurs and is continuing with respect to any series of debt securities, then either the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if any debt securities of that series are original issue discount securities, that portion of the principal amount of those original issue discount securities as may be specified in the terms of those original issue discount securities, of all of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the applicable trustee if given by the holders, and upon any such declaration that principal amount, or specified amount, plus accrued and unpaid interest, and premium, if any, will become immediately due and payable. Upon payment of that amount in the currency in which the debt securities are denominated (except as otherwise provided in the applicable indenture or the applicable prospectus supplement), all of our obligations in respect of the payment of principal of the debt securities of that series will terminate.

After a declaration of acceleration has been made and before the trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series, by written notice to us and the applicable trustee, may rescind and annul the declaration and its consequences, subject to any terms or conditions specified in the applicable prospectus supplement.

If an event of default results from bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of a series, or that portion of the principal amount of such debt securities as may be specified in the applicable prospectus supplement, will automatically become immediately due and payable.

Subject to the provisions of each indenture relating to the duties of the applicable trustee, in case an event of default with respect to our debt securities of a particular series occurs and is continuing, the applicable trustee will be under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of any of the holders of debt securities of that series, unless the holders have offered to the applicable trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with such request or direction. Subject to the provisions for the indemnification of the applicable trustee, the holders of a majority in principal amount of the outstanding debt securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee under the applicable indenture, or exercising any trust or power conferred on the applicable trustee with respect to the debt securities of that series.

Merger or Consolidation

Each indenture provides that we may not consolidate with or merge or wind up into any other entity, whether or not we are the surviving entity, and that we may not sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•

the entity formed by the consolidation or into which we are merged, or the person which acquires us or which leases our properties and assets substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State or territory of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the outstanding debt securities and the performance of all of our covenants under the applicable indenture;

•

immediately after giving effect to such transaction, no event of default under the applicable indenture, and no event which after notice or lapse of time or both would become an event of default, has happened and is continuing; and

•	all other conditions specified in the applicable prospectus supplement are met.

Modification or Waiver

Without prior notice to or the consent of any holders, we and the applicable trustee may modify the applicable indenture for any of the following purposes:

•	to evidence the succession of another entity to us and the assumption by that successor of our covenants and obligations under the applicable indenture and under our debt securities issued thereunder;

•

to add one or more covenants or other provisions for the benefit of the holders of all or any series of debt securities, and if those covenants are to be for the benefit of less than all series, stating that those covenants are expressly being included solely for the benefit of that series, or to surrender any right or power conferred upon us;

•

to add any additional events of default for all or any series of debt securities, and if those events of default are to be applicable to less than all series, stating that those events of default are expressly being included solely to be applicable to that series;

•	to change or eliminate any provision of the applicable indenture or to add any new provision to the applicable indenture that does not adversely affect the interests of the holders;

•

to provide security for the debt securities of any series or to provide that any of our obligations under the debt securities or the applicable indenture shall be guaranteed and the terms and conditions for the release or substitution of the security or guarantee;

•

to supplement any of the provisions of the applicable indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided, that any such action will not adversely affect the interests of the holders of debt securities of that series or any other series of debt securities issued under the applicable indenture in any material respect;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•

to evidence and provide for the acceptance of appointment of a separate or successor trustee with respect to one or more series of debt securities and to add to or change any of the provisions of the applicable indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

•	to cure any ambiguity, defect or inconsistency;

•	to eliminate any conflict between the terms of the applicable indenture and the debt securities issued thereunder and the Trust Indenture Act; or

•

to modify any other provisions with respect to matters or questions arising under the applicable indenture that will not be inconsistent with any provision of the applicable indenture, provided, those other provisions do not adversely affect the interests of the holders of our outstanding debt securities of any series created thereunder prior to such modification in any material respect.

We and the applicable trustee may, with some exceptions, amend or modify either indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the amendment or modification. However, no amendment or modification may, without the consent of the holder of each outstanding debt security affected thereby:

•

change the stated maturity of the principal of or interest on any debt security (other than pursuant to the terms of the debt security), reduce the principal amount, premium or interest payable upon redemption, change the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

•	reduce the percentages of holders whose consent is required for any modification or waiver or reduce the requirements for quorum and voting under the applicable indenture;

•	modify certain of the provisions in the applicable indenture relating to supplemental indentures and waivers of certain covenants and past defaults; or

A modification which changes or eliminates any provision of an indenture expressly included solely for the benefit of holders of debt securities of one or more particular series or modifies the holders’ rights will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series.

Each of the indentures provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of that series waive any default or event of default and its consequences under the applicable indenture, except:

•	a continuing default or event of default in the payment of the principal of (and premium, if any) or interest on any such debt security held by a non-consenting holder; or

•	a default in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Legal Defeasance and Covenant Defeasance

The applicable indenture with respect to the debt securities of any series may be discharged, subject to the terms and conditions as specified in the applicable prospectus supplement, when either:

•	all debt securities, with the exceptions provided for in the applicable indenture, of that series have been delivered to the applicable trustee for cancellation;

•	all debt securities of that series not theretofore delivered to the applicable trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year; or

•	certain events or conditions occur as specified in the applicable prospectus supplement.

In addition, each series of debt securities may provide additional or different terms or conditions for the discharge or defeasance of some or all of our obligations as may be specified in the applicable prospectus supplement.

If provision is made for the defeasance of debt securities of a series, and if the debt securities of that series are registered securities and denominated and payable only in U.S. dollars, then the provisions of each indenture relating to defeasance will be applicable except as otherwise specified in the applicable prospectus supplement for debt securities of that series. Defeasance provisions, if any, for debt securities denominated in a foreign currency or currencies may be specified in the applicable prospectus supplement.

At our option, either (1) we will be deemed to have been discharged from our obligations with respect to debt securities of any series, i.e., the “legal defeasance option,” or (2) we will cease to be under any obligation to comply with certain provisions of the applicable indenture with respect to certain covenants, if any, specified in the applicable prospectus supplement with respect to debt securities of any series, i.e., the “covenant defeasance option,” at any time after the conditions specified in the applicable prospectus supplement have been satisfied.

Senior Debt Securities

The senior debt securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The senior debt securities will, however, be subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. Except as provided in the senior indenture or specified in any authorizing resolution or supplemental indenture relating to a series of senior debt securities to be issued, no senior indenture will limit the amount of additional indebtedness that may rank equally with the senior debt securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred shares that may be issued by any of our subsidiaries.

Subordination

If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on any subordinated debt securities will be subordinated in right of payment, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full of all senior indebtedness, including senior debt securities. However, our obligation to pay the principal of (and premium, if any) or interest on the subordinated debt securities will not otherwise be affected. Unless otherwise stated in the applicable prospectus supplement, payment on account of principal (or premium, if any), sinking funds or interest on the subordinated debt securities may not be made at any time when there is a default in the payment of the principal, premium, if any, sinking funds, interest or certain other obligations on senior indebtedness. In addition, the prospectus supplement for any series of subordinated debt securities may provide that payments of the principal of (or premium, if any) or interest on the subordinated debt securities may be delayed or not paid under specified circumstances and periods. If, while we are in default on senior indebtedness, any payment is received by the trustee under the subordinated indenture or the holders of any of the subordinated debt securities before we have paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

Due to the subordination, if our assets are distributed upon insolvency, some or all of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordinated indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the legal defeasance provisions of the subordinated indenture.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the applicable prospectus supplement or the information incorporated by reference in it will specify the approximate amount of senior indebtedness outstanding as of a recent date and any limitations on the issuance of additional senior indebtedness (or that there is not such limitation). Senior indebtedness with respect to any series of subordinated debt securities will have the meaning specified in the applicable prospectus supplement for that series.

Corporate Existence

Subject to the terms of the applicable indenture, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, charter and statutory rights and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business.

Governing Law

The indentures and our debt securities will be governed by, and construed in accordance with, the law of the State of New York.

Guarantees

If the applicable prospectus supplement relating to a series of debt securities provides that those debt securities will have the benefit of a guarantee by TriMas’s then existing or future subsidiaries, then the debt securities will be fully and unconditionally guaranteed by such guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The guarantees will be general obligations of each guarantor. The guarantees will be joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, a supplemental indenture to the applicable base indenture will be executed by each guarantor. The Subsidiary Guarantors are guarantors under the indenture governing our existing senior notes and our existing senior credit facilities. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of any guarantee and the conditions upon which any guarantor may be released from its obligations under that guarantee will be set forth in the applicable prospectus supplement.

SELLING STOCKHOLDERS

Background

In 1998, the Company was acquired by Metaldyne Corporation (“Metaldyne”) (which was then named MascoTech, Inc.) and, in November 2000, Metaldyne was acquired by an investor group led by the Selling Stockholder. On June 6, 2002, an investor group led by the Selling Stockholder acquired 66% of the Company’s fully diluted common equity from Metaldyne. Upon the consummation of the Company’s initial public offering on May 17, 2007, the Selling Stockholder retained control of approximately 45.2% of the Company’s voting stock.

Material Relationships

The Company, the Selling Stockholder and certain other parties are party to a Shareholders Agreement. As a result of dispositions of the Company’s common equity by the Selling Stockholder and the other parties to the Shareholders Agreement since the Company’s initial public offering, the Selling Stockholder is no longer entitled to elect a majority of the Company’s Board of Directors pursuant to the terms of the Shareholders Agreement. However, based on the Selling Stockholder’s ownership of approximately 33.9% of the Company’s outstanding voting common equity, the Selling Stockholder has the power to influence the election of a majority of the Company’s directors. There are no arrangements or understandings between any of the Company’s directors on the one hand and the Selling Stockholder on the other hand pursuant to which a director was selected. The Shareholders Agreement also provides the Selling Stockholder and the other parties to it with certain registration rights under the Securities Act.

The Company and the Selling Stockholder are also party to an advisory services agreement, pursuant to which the Selling Stockholder is reimbursed for certain of its expenses and may continue to earn a fee not to exceed 1.0% of the transaction value for services provided in connection with certain future financings, acquisitions and divestitures by the Company, in each case subject to the approval by the disinterested members of the Company’s Board of Directors. The Selling Stockholder did not charge the Company any fees related to transaction services in 2010. During 2009, the independent directors approved fees of approximately $2.9 million for services rendered in connection with the Company’s debt refinancing activities and $0.1 million for reimbursement of normal-course operating expenses.

The Company has also entered into an agreement with the Selling Stockholder granting certain rights to consult with management and receive information about the Company and to consult with the Company on significant matters so long as the Selling Stockholder continues to own any of the Company’s securities. The Selling Stockholder has the right to attend Board of Directors meetings as an observer if they no longer have the right to designate one or more members of the Board of Directors. The Selling Stockholder must maintain the confidentiality of any material non-public information it receives in connection with the foregoing rights. The Selling Stockholder will not be paid any fees or receive any compensation or expense reimbursement pursuant to this agreement.

One of the Company’s directors, Mr. Tredwell, is the managing member of the Selling Stockholder. Mr. Valenti, the Company’s Chairman, is a former advisor to the Selling Stockholder and is affiliated with entities that are members of a limited liability company that owns a limited partnership interest in the Selling Stockholder.

Ownership as of December 31, 2010

The Selling Stockholder may resell from time to time up to 11,904,972 shares of our common stock (plus an indeterminate number of shares of our common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act).

The following table, based upon information currently known by us, sets forth as of December 31, 2010: (i) the number of shares held of record or beneficially by the Selling Stockholder as of such date (as determined below) and (ii) the number of shares that may be offered under this prospectus by the Selling Stockholder. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by their spouses under applicable law.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering(1)	Common Stock Offered Pursuant to this Prospectus(1)	Owned Upon Completion of this Offering(2)	Percentage of Common Stock Owned Upon Completion of this Offering(3)
Heartland Industrial Associates, L.L.C.	11,904,972	11,904,972	0	0

(1)	These shares of common stock are beneficially owned indirectly by the Selling Stockholder as the general partner, managing member and/or general partner of a sole member, as the case may be, of each of the limited partnerships or limited liability companies listed below, which hold shares of common stock directly. These limited partnerships and limited liability companies are holders of record of common stock as follows: 8,820,936 shares are held by TriMas Investment Fund I, L.L.C. (“TIF I”); 2,243,827 shares are held by Metaldyne Investment Fund I, L.L.C. (“MIF I”); 673,065 shares are held by HIP Side-by-Side Partners, L.P.; 134,192 shares are held by TriMas Investment Fund II, L.L.C. and 32,952 shares are held by Metaldyne Investment Fund II, L.L.C. In addition, by reason of a shareholders agreement, the Selling Stockholder, and Heartland Industrial Partners, L.P., as the managing member of TIF I and MIF I, may be deemed to share beneficial ownership of shares of common stock held by other shareholders party to such shareholders agreement and may be considered to be members of a “group,” as such term is used under Section 13(d) under the Exchange Act. In offerings hereunder, it is presently expected that the Selling Stockholder would determine the actual allocation of the aggregate of 11,904,972 shares among the holders of record of the common stock. The address of Heartland Industrial Associates, L.L.C. and its affiliated funds listed above is 177 Broad Street, 10th Floor, Stamford, Connecticut 06901. Daniel P. Tredwell is the Managing Member of the Selling Stockholder and, as such, has sole voting and dispositive power over the shares held by the Selling Stockholder. Mr. Tredwell disclaims beneficial ownership of such shares. The Selling Stockholder is neither a broker-dealer nor an affiliate of a broker-dealer.
(2)	We do not know when or in what amounts the Selling Stockholder may offer shares for sale. The Selling Stockholder may not sell any or all of the shares offered by this prospectus. Because the Selling Stockholder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholder.
(3)	Percentage ownership is based on 34,065,856 shares of common stock outstanding as of December 31, 2010, plus 1,048,106 shares of common stock deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act.

PLAN OF DISTRIBUTION

Offering by Registrants

We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The prospectus supplement relating to any offering of securities by us will set forth its offering terms, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from such sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any initial public offering price, and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by us within this prospectus.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the accompanying prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in the accompanying prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to any conditions set forth in the accompanying prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of these contracts. The underwriters and other persons soliciting these contracts will have no responsibility for the validity or performance of any such contracts.

Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution by us to payments they may be required to make in respect thereof.

In compliance with the guidelines of the Financial Industry Regulatory, Inc., or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus.

Certain of the underwriters, agents or dealers and their associates may engage in transactions with and perform services for us in the ordinary course of business.

Our common stock is quoted on NASDAQ Global Select Market under the symbol “TRS.” The other securities are not listed on any securities exchange or other stock market and, unless we state otherwise in the applicable prospectus supplement, we do not intend to apply for listing of the other securities on any securities exchange or other stock market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Accordingly, we give you no assurance as to the development or liquidity of any trading market for the securities.

Offering by Selling Stockholder

The Selling Stockholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling such shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell such shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions or discounts may be less than or in excess of those customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder.

The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Stockholder to include the pledgee, transferee or other successors in interest as Selling Stockholder under this prospectus.

The Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commissions or markups which, in the aggregate, would exceed eight percent (8%) of the gross proceeds received by the Selling Stockholder for the sale of securities hereunder.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the Selling Stockholder (as well as persons, including broker-dealers or agents deemed to be “underwriters” within the meaning of the Securities Act) against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, in accordance with a registration rights agreement, or the Selling Stockholder will be entitled to contribution.

The Selling Stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Stockholder. If we are notified by the Selling Stockholder that any material arrangement has been entered into with any underwriters or broker-dealers for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Cahill Gordon & Reindel LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, together with the related notes, management’s report on internal control over financial reporting as of December 31, 2010, and the reports of KPMG LLP, independent registered public accounting firm, all contained in the Company’s 2010 annual report on Form 10-K, are incorporated herein by reference.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file annual, quarterly and current reports, proxy statements, and other information with the SEC and these reports, proxy statements, and other information can be inspected on the Internet site maintained by the SEC at http://www.sec.gov.

We are also subject to the information and periodic reporting requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements, and other information with the SEC to comply with the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference as of their respective dates of filing are as follows:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 28, 2011; and

•	The description of our common stock contained in our registration statement on Form8-A (File No. 001-10716).

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents. In addition, we also incorporate by reference all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this registration statement and prior to the effectiveness of this registration statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Investor Relations

39400 Woodward Avenue, Suite 130

Bloomfield Hills, Michigan 48304

(248) 631-5450.

4,000,000 Shares

Common Stock

Prospectus

Deutsche Bank Securities	Goldman, Sachs & Co.

KeyBanc Capital Markets	Roth Capital Partners

                    , 2012